Exhibit 2.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TRIANGLE CANNA CORP.

The Articles of Incorporation of Triangle Canna Corp. (the “Corporation”), were originally filed in the Office of the Secretary of State of the State of Nevada, 202 North Carson Street, Carson City, Nevada 89701, on December 23, 2020 as Filing Number 20201119527.

On March 15, 2021, the Board of Directors of the Corporation unanimously adopted a resolution proposing and declaring advisable that the Articles of Incorporation be amended and restated in its entirety pursuant to Section 78.403 of the Nevada Revised Statutes of the State of Nevada (the “NRS”) and have duly adopted this Amended and Restated Articles of Incorporation.

In lieu of a special meeting of the stockholders of the Corporation, on March 17, 2021, the holders of all of the issued and outstanding shares of voting capital stock of the Corporation provided their written consent in favor of this Amended and Restated Articles of Incorporation in accordance with the provisions of NRS Sections 78.310 and 78.390.

The text of the Articles of Incorporation shall read as follows:

FIRST: The name of the Corporation is “Triangle Canna Corp.”

SECOND: The address of the Corporation’s registered office in the State of Nevada is 701 South Carson Street, Suite 200, Carson City, Nevada 89702. The name of its registered agent at such address is Vcorp Services, LLC as the Commercial Registered Agent.

THIRD: The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any act or activity which is lawful under applicable state law.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Billion Three Hundred Million (2,300,000,000) shares, each having a par value of $0.0001 per share, consisting of:

(i) Seven Hundred Fifty Million (750,000,000) shares of class A common stock, par value $0.0001 per share (the “Class A Common Stock”);

(ii) Seven Hundred Fifty Million (750,000,000) shares of class B common stock, par value $0.0001 per share (the “Class B Common Stock”);

(iii) Seven Hundred Fifty Million (750,000,000) shares of class C common stock, par value $0.0001 per share (the “Class C Common Stock,” together with the Class A Common Stock and Class B Common Stock, the “Common Stock”); and

(iv) Fifty Million (50,000,000) shares of serial preferred stock, par value $0.0001 per share (the “Preferred Stock”), to be designated at a future date.

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock is as follows:

1. Common Stock.

(a) General. All shares of Common Stock, including all shares of class A common stock, class B common stock and class C common stock, shall be equal in every aspect, and all rights of the holders of Common Stock are subject to and qualified by the rights, powers, preferences, and privileges of the holders of Preferred Stock, if any.

(b) Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine.

(c) Liquidation Rights. Subject to the express terms of any outstanding Preferred Stock, in the event of a liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock pro-rata in proportion to the total number of shares of Common Stock then issued and outstanding.

(d) Voting Rights. The holders of Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Articles of Incorporation or the NRS and shall vote together on all matters subject to the approval of shareholders.

(e) Conversion. All shares of Class B Common Stock and Class C Common Stock shall be convertible, in whole or in part, at any time, at the option of the holder thereof, into shares of Class A Common Stock, on a one-for-one basis. Such conversion shall occur promptly following the holder’s delivery of a stock certificate or certificates, or other evidence of ownership of such Class B Common Stock or Class C Common Stock, or if such shares are uncertificated, upon delivery of written notice, to the Corporation or its transfer agent, at which time such holder shall then be entitled to receive one or more certificates or other evidence of ownership of the identical number of shares of Class A Common Stock.

2. Serial Preferred Stock. Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

(c) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

(d) Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

(e) Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f) The amounts, if any, payable under the shares thereof in the event of the Liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

(g) Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(h) Any other relative rights, preferences, limitations and powers of that series.

3. No stockholder will be permitted to cumulate votes at any election of directors.

FIFTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock of the Corporation owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Articles of Incorporation or the By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SIXTH:

1. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

2. Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided in the By-laws or in any stockholders agreement among the Corporation and certain stockholders then in effect, any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

3. Removal. Subject to the By-laws or in any stockholders agreement among the Corporation and certain stockholders then in effect, any director may be removed upon the affirmative vote of the holders of two-thirds of the votes which could be cast by the holders of all outstanding shares of Common Stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. The directors shall have the power, subject to the terms and conditions of the By-laws, to make, adopt, alter, amend, change, add to or repeal the By-laws.

3. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS, this Articles of Incorporation, and any By-laws or stockholders agreement entered into by the stockholders holding at least two-thirds of the combined voting power of the Corporation; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

EIGHTH:

1. Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Nevada as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

2. Special Stockholders Meetings. Special meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President, the Chief Executive Officer or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of Stockholders owning two-thirds of the number of shares of Common Stock of the Corporation issued and outstanding and entitled to vote.

3. Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by consent in writing by stockholders holding not less than the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters subject thereto, equal to the greater of (i) two-thirds, or (ii) such number as may be otherwise required pursuant to the Certificate of Incorporation, the Bylaws, applicable law or a stockholders agreement entered into by the stockholders holding at least two-thirds of the combined voting power of the Corporation; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors other than, in the case of a removal of a director, the director being removed.

4. No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

NINTH:

1. Limits on Director Liability. Directors and officers of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director to the fullest extent permitted by applicable law; provided that nothing contained in this Article NINTH shall eliminate or limit the liability of a director for intentional misconduct, fraud, knowing violation of law (other than federal law relating to or arising from the operation of a commercial cannabis business in compliance with applicable state and local law), or unlawful distribution prohibited by Section 78.300 of the Nevada Revised Statutes. If the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article NINTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

2. Indemnification.

(a) The Corporation shall indemnify, to the fullest extent permitted from time to time by the NRS or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation (a Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan, or a person serving another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity in any of the foregoing capacities at the request of the Corporation (an "Authorized Representative") against any liability or expense actually and reasonably incurred by such person in respect thereof, whether the basis of such person's involvement in the Proceeding is an alleged act or omission in such person's capacity as an Authorized Representative or in another capacity while serving in such capacity or both; provided, however, the Corporation shall be required to indemnify (i) an Authorized Representative in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) an officer or director only if the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph 2(a) shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under paragraph 2(a) is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the NRS and paragraph 2(a) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The Corporation shall promptly pay all expenses (including attorneys' fees and disbursements) actually and reasonably incurred by a director or officer of the Corporation in defending or appearing (otherwise than as a plaintiff) in any Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that such person is not entitled to be indemnified for such expenses under this Article NINTH or otherwise, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(d) The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article NINTH shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation, shall continue as to a person who ceases to be an Authorized Representative, shall inure to the benefit of the heirs, executors and administrators of such person, and shall be enforceable as contract rights. Such rights shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office or position. The By-laws may contain additional provisions implementing and supplementing the provisions of this Article NINTH.

3. Insurance. The Corporation shall have the power (but not the obligation) to purchase and maintain insurance, borrow money, create trust funds, pledge, mortgage, or create security interests in the assets of the Corporation, obtain letters of credit, or use other means from time to time to ensure payment of such amounts as may be necessary to perform the Corporation's obligations provided for in this Article NINTH or in any contract on behalf of any person who is or was an Authorized Representative against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE NINTH or the NRS.

4. Other Rights. The Corporation may enter into contracts to provide any Authorized Representative with specific rights to indemnification and advancement of expenses, which contracts may confer rights and protections to the maximum extent permitted by law. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-laws, agreement, contract, vote of stockholders or disinterested directors or otherwise.

5. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NRS.

6. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Articles of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by NRS, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH or the rights or any protection afforded under this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH:

1. Corporate Opportunity. In recognition of the fact that the Corporation and its directors, officers and stockholders, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such persons, the provisions of this ARTICLE TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such directors, officers and employees, acting in their capacities as such. Accordingly, to the fullest extent permitted by applicable law, no director, officer or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors, officers or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director, officer or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity did not arise solely and expressly by virtue of the director being a director or an officer or an employee of the Corporation (a “Restricted Opportunity”). In the event that any director, officer or stockholder, acting in his capacity as such, acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for the Corporation, but is not a Restricted Opportunity, such director, officer or stockholder, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such director, officer or stockholder, acting in his capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this ARTICLE TENTH to the fullest extent permitted by the NRS.

2. Confidential Information. The provisions of this ARTICLE TENTH shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this ARTICLE TENTH, this ARTICLE TENTH shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his fiduciary duties to the Corporation. For the avoidance of doubt, nothing contained in this ARTICLE TENTH amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective Affiliates, on the one hand, and the Corporation and any of its Affiliates, on the other hand, or any applicable employment or non-competition agreement.

3. Amendment. Notwithstanding anything to the contrary contained in these Articles of Incorporation, this ARTICLE TENTH may only be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of at least 80% of the outstanding Common Stock; provided, that upon any class of securities of the Corporation becoming publicly traded on a national securities exchange or other public market or quotation service, this ARTICLE TENTH may be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of more than two-thirds of the outstanding Common Stock. Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this ARTICLE TENTH nor the adoption of any provision of this Articles of Incorporation inconsistent with this ARTICLE TENTH shall eliminate or reduce the effect of this ARTICLE TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE TENTH, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.

ELEVENTH: Subject to applicable law and the terms herein, the Corporation reserves the right to repeal, alter, change or amend any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Articles of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders as provided in the NRS.

TWELFTH: The Corporation is to have perpetual existence.

THIRTEENTH: The name and mailing address of the Corporation is as follows:

Triangle Canna Corp.

19395 South State Highway 29

Middletown, California 95467

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